EXHIBIT 23

AUDITOR'S CONSENT

To: Lawson Products, Inc.

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-202169) and S-8 (No. 333-199243)  of Lawson Products, Inc. of our report dated December 20, 2017 with respect to the financial position of The Bolt Supply House Ltd as at February 28, 2017 and the statements of earnings, retained earnings and cash flows for the year ended February 28, 2017, and a summary of significant accounting policies and other explanatory information, which is included in this Current Report on Form 8-K/A.

Calgary, Alberta	MNP LLP
December 20, 2017	Chartered Professional Accountants